INVESTMENT ADVISORY AGREEMENT

     AGREEMENT made this 31st day of August, 1992 by and between MERRILL LYNCH CONSULTS INTERNATIONAL PORTFOLIO, a Massachusetts business trust (hereinafter referred to as the "Fund"), and, MERRILL LYNCH (SUISSE) INVESTMENT MANAGEMENT S.A., a Swiss corporation (hereinafter referred to as the "Investment Adviser").

                                  WITNESSETH:

     WHEREAS, the Fund is engaged in business as a diversified open-end management investment company registered under the Investment Company Act of 1940, as amended (hereinafter referred to as the "Investment Company Act"); and

     WHEREAS, the Investment Adviser is engaged principally in rendering investment advisory and management services and is registered as an investment adviser under the Investment Advisers Act of 1940, and

     WHEREAS, the Fund's assets will be invested primarily in an international portfolio of securities denominated in various currencies; and

     WHEREAS, the Fund desires to retain the Investment Adviser to provide investment advisory and management services to the Fund in the manner and on the terms hereinafter set forth; and

     WHEREAS, the Investment Adviser is willing to provide investment advisory and management services to the Fund on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Fund and the Investment Adviser hereby agree as follows:

                                   ARTICLE I
                        Duties of the Investment Adviser

     The Fund hereby employs the Investment Adviser to act as an investment adviser and manager of the Fund and to furnish, or arrange for affiliates to furnish, the investment advisory and management services described below, subject to the policies of, review by and oveall control of the Board of Trustees of the Fund, for the period and on the terms and conditions set forth in this Agreement. The Investment Adviser hereby accepts such employment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations herein set forth for the compensation provided for herein. The Investment Adviser and its affiliates shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed agents of the Fund.

     (a) Investment Advisory Services. The Investment Adviser shall provide (or arrange for affiliates to provide) the Fund with such investment research, advice and supervision as the latter may from time to time consider necessary for the proper supervision of the assets of the Fund, shall furnish continuously an investment program for the Fund and shall determine from time to time which securities shall be purchased, sold or exchanged and what portion of the assets of the Fund shall be held in the various securities in which the Fund invests, options, futures, options on futures or cash, subject always to the restrictions of the Declaration of Trust and By-Laws of the Fund, as amended from time to time, the provisions of the Investment Company Act and the statements relating to the Fund's investment objectives, investment policies and investment restrictions as the same are set forth in the currently effective Prospectus and Statement of Additional Information of the Fund under the Securities Act of 1933, as amended (the "Prospectus" and "Statement of Additional Information," respectively). The Investment Adviser shall make decisions for the Fund as to the manner in which voting rights, rights to consent to corporate action and any other rights petaining to the Fund's portfolio securities shall be exercised. Should the Board of Trustees of the Trust at any time, however, make any definite determination as to investment policy and notify the Investment Adviser thereof in writing, the Investment Adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Investment Adviser shall take, on behalf of the Fund, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of portfolio securities for the Fund's account with brokers or dealers selected by it, and to that end, the Investment Adviser is authorized as the agent of the Fund to give instructions to the custodian of the Fund as to deliveries of securities and payments of cash for the account of the Fund. In connection with the selection of such brokers or dealers and the placing of such orders with respect to assets of the Fund, the Investment Adviser is directed at all times to seek to obtain execution and prices within the policy guidelines determined by the Trustees and set forth in the Prospectus and Statement of Additional Information. Subject to this requirement and the provisions of the Investment Company Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, the Investment Adviser may select brokers or dealers with which it or the Fund is affiliated.

     (b) Management Services. The Investment Adviser shall perform (or arrange for the performance by affiliates of) certain management services necessary for the operation of the Fund as hereinafter provided. The Investment Adviser shall provide the Fund with office space, facilities, equipment and necessary personnel and such other services as the Investment Adviser, subject to review by the Board of Trustees of the Fund, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Investment Adviser shall generally monitor the Fund's compliance with investment policies and restrictions as set forth in the currently effective Prospectus and Statement of Additional Information. The Investment Adviser shall make reports to the Board of Trustees of the Fund of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Fund as it shall determine to be desirable.

     (c) Sub-Advisers. In carrying out its responsibilities hereunder, the Investment Adviser may employ, retain or otherwise avail itself of the services of other persons or entities including without limitation, affiliates of the Investment Adviser, on such terms as the Investment Adviser shall determine to be necessary, desirable or appropriate. Without limiting the generality of the foregoing, and subject to the requirements of Section 15 of the Investment Company Act, the Investment Adviser may retain one or more sub-advisers to manage the cash position of the Fund, at the Investment Adviser's own cost and expense. Retention of one or more sub-advisers, or the employment or retention of other persons or entities to perform services, shall in no way reduce the responsibilities or obligations of the Investment Adviser under this Agreement and the Investment Adviser shall be responsible for all acts and omissions of such sub-advisers, or other persons or entities, in connection with the performance of the Investment Adviser's duties hereunder.

                                   ARTICLE II
                       Allocation of Charges and Expenses

     (a) The Investment Adviser. The Investment Adviser assumes and shall pay for maintaing the staff and personnel necessary to perform its obligations under this Agreement, and shall provide the office space, facilities and necessary personnel which it is obligated to provide under Article I hereof, and shall pay all compensation of Officers of the Fund and all Trustees of the Fund who are affiliated persons of the Investment Adviser.

     (b) The Fund. The Fund assumes and shall pay or cause to be paid all other expenses of the Fund (except for the expenses paid by the Distributor), including, without limitation: taxes, expenses for legal and auditing services, costs of printing proxies, stock certificates, shareholder reports, Prospectuses and Statements of Additional Information, charges of the custodian, any sub-custodian, transfer agent or administrator, expenses of portfolio bwsactions, expenses of redemption of shares, Securities and Exchange Commission fees, expenses of registering the shares under Federal, state and foreign laws, fees and actual out-of-pocket expenses of Trustees who are not affiliated persons of the Investment Adviser or any sub- adviser, accounting and pricing costs (including the daily calculation of the net asset value), insurance, interest, brokerage costs, litigation and other extraordinary or non-recurring expenses, and other expenses properly payable by the Fund. The Distributor will pay certain of the expenses of the Fund incurred in connection with the continuous offering of shares of beneficial interest in the Fund.

                                  ARTICLE III
                     Compensation of the Investment Adviser

     (a) Investment Advisory Fee. For the services rendered, the facilities furnished and expenses assumed by the Investment Adviser, the Fund shall pay to the Investment Adviser at the end of each calendar month a fee based upon the average daily value of the net assets of the Fund, as determined and computed in accordance with the description of the determination of net asset value contained in the Prospectus and Statement of Additional Information, at the annual rate of .75 of 1.0% (.75%) of the average daily net assets of the Fund, commencing on the day following effecfiveness hereof If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fee as set forth above. Subject to the provisions of subsection (b) hereof, payment of the Investment Adviser's compensation for the preceding month shall be made as promptly as possible after completion of the computations contemplated by subsection (b) hereof. During any period when the determination of net asset value is suspended by the Board of Trustees of the Fund, the net asset value of a share as of the last- business day prior to such suspension shall for this purpose be deemed to be the net asset value at the close of each succeeding business day until it is again determined.


     (b) Expense Limitations. In the event the operating expenses of the Fund, including amounts payable to the Investment Adviser pursuant to subsection (a) hereof, for any fiscal year ending on a date on which this Agreement is in effect exceed the expense limitations applicable to the Fund imposed by applicable state securities laws or regulations thereunder, as such limitations may be raised or lowered from time to time, the Investment Adviser shall reduce its fee by the extent of such excess and, if required pursuant to any such laws or regulations, will reimburse the Fund in the amount of such excess; provided, however, to the extent permitted by law, there shall be excluded from such expenses the amount of any interest, taxes, brokerage fees and commissions, distribution fees and extraordinary expenses (including but not limited to legal claims and liabilities and litigation costs and any indemnification related thereto) paid or payable by the Fund. Whenever the expenses of the Fund exceed a pro rata portion of the applicable annual expense limitations, the estimated amount of reimbursement under such limitations shall be applicable as an offset against the monthly payment of the fee due to the Investment Adviser. Should two or more such expenses limitations be applicable as at the end of the last business day of the month, that expense limitation which results in the largest reduction in the Investment Adviser's fee shall be applicable.

                                   ARTICLE IV
               Limitation of Liability of the Investment Adviser

     The Investment Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this
Article IV, the term "Investment Adviser" shall include any affiliates of the Investment Adviser performing services for the Fund contemplated hereby and directors, officers and employees of the Investment Adviser and such affiliates.

                                   ARTICLE V
                     Activities of the Investment Adviser

     The services of the Investment Adviser to the Fund are not to be deemed to be exclusive, and the Investment Adviser and each affiliate is free to render services to others. It is understood that Trustees, officers, employees and shareholders of the Fund are or may become interested in the Investment Adviser and its affiliates, as directors, officers, employees, partners and shareholders or otherwise, and that directors, officers, employees, partners and shareholders of the Investment Adviser and its affiliates are or may become similarly interested in the Fund, and that the Investment Adviser and directors, officers, employees, partners and shareholders of its affiliates may become interested in the Fund as shareholders or otherwise.

                                   ARTICLE VI
                   Duration and Termination of this Agreement

     This Agreement shall become effective as of the date first above written and shall remain in force until August 31, 1994 and thereafter, but only so long as such continuance is specifically approved at least annually by (i) the Board of Trustees, or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

     This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund, or by the Investment Adviser, on sixty days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment.

                                  ARTICLE VII
                          Amendments of this Agreement

     This Agreement may be amended by the parties only if such amendment is specifically approved by (i) the Trustees of the Fund, or by the vote of a majority of outstanding voting securities of the Fund, and (ii) a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

                                  ARTICLE VIII
                          Definitions of Certain Terms

     The terms "vote of a majority of the outstanding voting securities," "assignment," "affiliated person" and "interested person," when used in this Agreement, shall have the respective meanings specified in the Investment Company Act and the rules thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

                                   ARTICLE IX
                                 Governing Law

     This Agreement shall be construed in acccordance with laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

                                   ARTICLE X
                               Personal Liability

     The Declaration of Trust establishing the Fund, dated June 26, 1992, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name "Merril Lynch Consults Intemational Portfolio" refers to the Trustees under the Declaration collectively as trustees, but not as individuals or personally, and no Trustee, shareholder, officer, employee or agent of the Fund shall be held to any personal liability, nor shall resort be had to their private property for satisfaction of any obligation or claim or otherwise in connection with the affairs of the Fund, but the 'Trust Property" only shall be liable.



     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                        Merrill Lynch Consults International
                                        Portfolio

                                        By  /s/


                                        MERRILL Lynch (Suisse) Investment
                                        Management S.A

                                        By /s/